Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX CEO Anthony DiTonno to Retire by Year End

-Gary Lyons Joins Board as Executive Chairman-

-Jean-Jacques Bienaimé Moves to Lead Independent Director-

San Mateo, Calif., (April 29, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced that long time CEO Anthony DiTonno will retire by December 31, 2011. The Board of Directors has initiated a formal executive search for a Chief Executive Officer.

Anthony DiTonno commented, “I have been CEO of NeurogesX for more than eight years and we have accomplished the objectives I established for myself when I joined the Company in March 2003. It has been my privilege to work with my colleagues at NeurogesX to take Qutenza through all phases of clinical development and regulatory approvals throughout the world resulting in the successful launch of Qutenza in the United States by our sales team and with our partner Astellas in Europe, the Middle East and Africa. Our focus on finding a replacement will be to find someone with the appropriate commercial and business experience to take the company to the next level. As we enter our second full year of commercialization, the timing is ideal for this transition to lead this great company into the future. Decisions like this are difficult and I cannot overstate my enthusiasm for Qutenza and NeurogesX going forward.”

Jean-Jacques Bienaimé commented, “The Board of Directors thanks Tony for his vision, leadership and tenacity during his tenure as CEO. We are pleased that he has agreed to continue to lead the company up to the end of the year to assure a smooth transition of leadership.”

Mr. Bienaimé continued, “At the same time, we are excited to have Gary Lyons join our board. Gary has extensive biotech experience and demonstrated success in commercial, business development and financing which I believe will benefit the Company greatly.”

Gary A. Lyons served as a director of Neurocrine Biosciences since February 1993 and also served as the Company’s President and Chief Executive Officer from February 1993 through January 2008. Previously, Mr. Lyons held a number of senior management positions at Genentech, Inc. including Vice President of Business Development and Vice President of Sales, and had operating responsibility at Genentech Canada and Genentech Japan. Mr. Lyons currently serves on the Boards of Directors for Rigel Pharmaceuticals, Vical Incorporated, Poinard Pharmaceuticals, and KaloBios Pharmaceuticals. He was a former founding board member of Facet Biotech Corporation, which was sold to Abbott in April 2010. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and a Masters of Management from Northwestern University’s J.L. Kellogg Graduate School of Management.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient dosing is underway in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding expectations regarding the submission of the supplemental new drug application for label expansion of Qutenza and the timing of retirement and replacement of the Company’s current President and Chief Executive Officer. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in the submission of the sNDA for Qutenza; and delays in the search for a replacement President and Chief Executive Officer. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.